PRESENTATION - JANUARY 11, 2007

Allison Malkin:  Okay, we're going to get started with the next presentation.  It's my pleasure to announce the management team of the Warnaco Group.  With us today from Warnaco is Joe Gromek, President and CEO, and Joe will be presenting.  Larry Rutkowski, the CFO, is also with us today, and Deborah Abraham, the Director of Investor Relations.

Before we get started, I just want to read a brief safe harbor.  Certain statements in the following presentation regarding Warnaco's business operations may constitute forward-looking statements, as defined by the Securities and Exchange Commission.  Such statements are not historical facts but are predictions about the future, which inherently involves risks and uncertainties, and those risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements.  We urge investors to read the descriptions and discretions of these risks that are contained on slide 18 of the presentation as well as in the company's annual and quarterly SEC filings.

And with that, I'll turn the podium over to Joe.  Thank you.

Joe Gromek: Thanks, Allison.  Good morning.  Today, I'd like to begin with an overview of the Warnaco business.  I will discuss the strategic initiatives in place that will grow both revenue and operating income; then I'll discuss some of the opportunities in terms of our global sourcing initiatives; we'll take a look at our balance sheet and our utilization of cash; and I'll conclude with a summary.

At Warnaco we design, manufacture, market and distribute apparel in three segments: Sportswear; Swimwear; and Intimate Apparel.  We do this for men, women, juniors and kids.  We do it across multiple channels of distribution.  Revenues for the Group were north of $1.8 billion for the year and much of the growth has come from our newly acquired Calvin Klein jeans businesses in Europe and Asia, which have performed very well for us.  We operate in 29 countries. We have over 10,000 employees within our business.

In terms of our portfolio of brands, in Intimate Apparel, we own Calvin Klein, Lejaby, Warner's, Olga and Body Nancy Ganz.  In Sportswear, on the jeans side of the business with Calvin Klein jeans, we've licensed jeans in the western hemisphere and in Europe and Asia for approximately 40 years.  We will take over the collection business in 2008 worldwide, and we've licensed the CK bridge business in Europe, and we have that through 2046.  We renewed the license for Chaps about two years ago with Polo Ralph Lauren and we had that licensed through 2018 as well.  In terms of Swimwear, we license Speedo in perpetuity.  We own Anne Cole, Cole of California, Catalina and Rasurel, and we license Nautica, Calvin Klein, Michael Kors and Ocean Pacific.

I think the important thing to note here is that more than 50% of the revenues of the Warnaco Group comes from the Calvin Klein brands.  That's a significant number, and that number will continue to grow.  We believe that it will approach $1 billion in '06 and grow north of that in '07.

In the United States we sell just about everyone.  Department stores represent 26% of our revenues.  Federated Department Stores is probably our largest department store account.  It represents about 8% of total Warnaco.  We're important in the sporting goods channel with the likes of Sports Authority and Dicks and we're also in specialty stores like Neiman's and Nordstroms.  The chain stores represent 8% of our revenue, that's dominated by the Kohl's Corporation.  We're represented there in all three segments: Sportswear, Swimwear and Intimate Apparel.

In terms of the mass and club business, that represents about 25% of Warnaco -- strong with Wal-Mart, Target, Costco and Sam's Club.  And internationally we sell the best of the best.  On a trailing 12 months it's about 30% of our penetration.  In the UK we're with Harrods, Selfridges, Harvey Nichols and House of Fraser.  In Spain, El Corte Ingles.  In France, Galeries Lafayette.  In Mexico, we're with Liverpool.  In Canada, we're with the Bay and Sears; and in Korea, we're very strong with Lati.   To note here, the forward-looking numbers, if we took a look at the international penetration, we believe by year-end it will be around 40% and we believe that the penetration should continue to grow.  In addition to that, our direct to consumer initiatives are generating now a penetration of near 15% and growing.

In terms of our revenues by segment, Sportswear is our largest revenue driver at this point in time, followed by Intimate Apparel and our Swimwear business, which is just a little south of 400 million. In terms of operating income however, we've seen a reversal of fortune.  Many of you who have followed us over the years have seen Intimate Apparel typically be at the lower end of the penetration of operating income.  Today, based on the successes of Calvin Klein underwear and the repositioning of the US Intimates business, our intimate segment is now our most profitable, followed by Sportswear. Swimwear now is the opportunity for us in terms of margin growth in the future.

Our strategy is to grow our brands organically in areas of core competency: Sportswear, Swimwear and Intimate Apparel.  This growth will come from extensions of products, channel and geography.  Our direct to consumer initiative is also in our midst.  A good deal of the time and attention will also be spent on the continued integration of the Calvin Klein Jeans business on a world basis. Additionally, we are committed to focusing on operational excellence.

All of our growth initiatives revolve around Calvin Klein, and those brands represent $1 billion worth of revenue today and in '07 we'll go well north of that.  We've identified in Calvin Klein underwear “Project 500.” That's the challenge we've put to our management.  Additionally, we will continue to focus on our international expansion which will be driven by both Calvin Klein underwear and jeans, and the direct to consumer initiative as well.  Calvin Klein underwear is the most valuable asset in the Warnaco portfolio.  It is the number one designer of global underwear brands, it has strong department store penetration in the United States and a phenomenal, just a phenomenal presentation outside of the United States as well.  We have a goal to grow the business to $500 million.  We will continue to focus on product innovation, geographic expansion which will focus primarily in Europe, Asia and in Latin America, and will continue to focus on our direct to consumer initiatives as well, expanding our store counts.

Project 500 is a long-term goal of the Calvin Klein underwear brand.  We’ve challenged our CKU leadership to grow the brand to 500 million in worldwide revenues and believe it is very achievable.  To put this in perspective, we believe CKU's growth rate for 2006 will be north of 18%.  And at this point in time this is our highest gross margin business as well, and operating income business.  The time frame for that $500 million challenge, when we put this together six or eight months ago, we thought it would take us three years to get there; today, we believe that the opportunity is probably much less than that.

Internationally, our businesses have grown dramatically.  International target revenues for the future should get us up to about a 50% penetration.  We'll do this through a direct to consumer initiative.  We will also focus on a process of creating regional and country platforms and we will continue our geographic reach to Asia, Latin America and Eastern Europe, as well as some other developing countries.

Our direct to consumer initiative.  We currently operate 600 Calvin Klein points of distribution around the world.  We plan on adding about 50,000 square feet in 2007.  The scale of the stores right now are a mixed bag.  We have freestanding stores, we have shop in shops, which were the dominant part of the 600 points of distribution, and we have freestanding mall stores as well.  This 50,000 square foot addition will represent about an 8 or 10% increase in terms of square footage.  In our e-commerce initiatives, we've seen very good success over the last year.  The business is south of $10 million.  It's dominated by Speedo.  The CKU business is coming up strong.  We believe that over the next couple of years we'll grow this business to about $25 million and it's very, very profitable for us.

We have two businesses in our portfolio that have underperformed- the Chaps business and the designer swim business.  We believe that they have significant margin opportunities in 2007.  Additionally, we will continue to focus on our sourcing initiatives to drive gross margin.

First, in terms of Chaps, with Chaps revenues of just under $200 million, the story for 2007 is all about margin and we're committed to returning this business in 2007 to a double-digit operating income margin.  We're going to do this through a reduction in dilution, improved gross margin, disciplined expense management and basically we're going to continue to improve the product.  We’ve been in the market currently and talking to the major retailers, and they are very pleased with the product offering.  They think we continue to push the envelope in that regard and our number one account in the mid tier zone has also experienced a very positive season and hopefully good results moving forward.

Our Swimwear business is just south of 400 million.  We are the largest swimwear maker in the world at 400 million of revenue.  We own physical manufacturing in this area.  It's the only place where we do have significant physical manufacturing.  We have the ability to produce up to 20 million bathing suits a year.  Speedo represents about two thirds of this business, and the Speedo business has continued to be very positive.  The business is well north of 250 million.  The operating income levels are in the mid teens so it's a good profit center for us as well.  Really where we have the growth in opportunity is in our designer brand mix.  We're focusing on better products, better execution and we'll drive better gross margins through the above.  And really it's our key brands are well positioned within Wal-Mart, where the Catalina brand is positioned and I think we've seen stabilization there, and we're starting to see some good improvement with some of our designer brands like Calvin Klein, Michael Kors, and Nautica.  We will also focus on using the Warnaco global platform to push these brands on around the world and we think that gives us a one leg up on the competition.  Also, remember, a year ago at this time we went through a very difficult implementation at SAP as well.

Our global sourcing initiatives really began about a year and a half ago when we established an office in Asia, the Warnaco sourcing office that's located in Hong Kong.  We have over 200 employees located there and nearly $600 million worth of products will pass through that entity.  We're working on the elimination of third party agents around the world.  We continue to integrate the acquired Calvin Klein jeans businesses.  We're leveraging the scale by consolidating vendors.  We're doing some regional initiatives which will hopefully reduce duty rates in certain parts of the world.  We are working on improving quality cycle time and inventory turns, all with the understanding of reducing costs.  Our ultimate objective here again for 2007 is an improvement of 100 basis points.

In terms of our balance sheet -- we've got a strong balance sheet.  We have cash and cash equivalents on hand at the end of September of 113 million after utilizing approximately 70 million net of cash required related to the acquisition.  Our uses of cash include: reinvestment in the business, the repurchasing of common stock and a reduction of debt.  And I'll end with the last one.

In terms of the repurchase of common stock, through 9/30 we repurchased 1.2 million shares of Warnaco, we had 1.8 million outstanding out of the authorization of 3 million shares of stock on a buy-back program.  We remained active in the fourth quarter as it relates to our share buy-back.  We also reduced the amount of debt based on the sale of the Ocean Pacific brand.  And you might recall,  that business sold for slightly more than $50 million.

Lastly, we will continue to identify and pursue strategic acquisitions of global lifestyle brands.

In summary, we have a strong portfolio of brands, which were dominated by $1 billion of Calvin Klein business.  We have an ability to grow our core businesses through product expansion, geographic expansion and a direct to consumer initiative.  We will continue to expand our international presence.  We will grow that penetration north of 40% and our objective is to get to 50% quickly.  We will continue to focus growth in Asia, Latin America and Eastern Europe, and over the long term, we are committed and focused on creating long-term shareholder value.  Thank you very much.

Yes, Susan?  Larry, do you want to join me?

Susan:	(inaudible).

Joe Gromek: Well, we implemented SAP in the first quarter of '06.  We stabilized it in the second half, in the second quarter and it's been functioning at a high level.  We said we would take the first half of '07 to evaluate the economic return on that project, and Larry used some numbers to support the spend in swimwear.   So it's functioning very well, the users are very appreciative of it; they think it is adding great value.  Now we will study the economic return through midyear and then make the decision on what we might do next.

And no other questions?  Thank you very much.